                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant (   X  )
Filed by a Party other than the Registrant (    )


Check the appropriate box:
(    )              Preliminary Proxy Statement
(    )              Confidential, for Use of the Commission Only (as
                    permitted by Rule 14a-6(e)(2))
( X  )              Definitive Proxy Statement
(    )              Definitive Additional Materials
(    )              Soliciting Material pursuant to Rule 14a-11(c) or Rule
                    14a-12

                                   CDI CORP.
        ---------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


        ---------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


(  X )              No Fee Required
(    )              Fee computed on table below per Exchange Act Rules
                    14a-6(i)(1) and 0-11.


           1) Title of each class of securities to which transaction applies:

           ------------------------------------------------

           2)  Aggregate number of securities to which
               transaction applies:

           ------------------------------------------------

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ------------------------------------------------

           4)   Proposed maximum aggregate value of transaction:

           ------------------------------------------------

           5)   Total fee paid:

           ------------------------------------------------

(  )   Fee paid previously with preliminary materials.

(  )   Check box if any part of the fee is offset as provided by
       Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)  Amount Previously Paid:

       ----------------------------------------------------

       2)  Form, Schedule or Registration Statement No.:

       ----------------------------------------------------

       3)  Filing Party:

       ----------------------------------------------------

       4)  Date Filed:

       ----------------------------------------------------

                                CDI CORP.[LOGO]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 5, 1998

To Shareholders:

  The Annual Meeting of the Shareholders of CDI Corp. (the "Company"), a corporation organized under the laws of the Commonwealth of Pennsylvania, will be held in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, on Tuesday, May 5, 1998, at 10:00 A.M., for the following purposes:

  1. To elect nine directors of the Company to serve during the ensuing year or until their successors have been duly elected and qualified;

  2. To act upon a proposal to approve the CDI Corp. 1998 Non-Qualified Stock Option Plan; and

  3. To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 10, 1998 are entitled to notice of and to vote at the Annual Meeting. IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON AND DESIRE TO HAVE THE STOCK REGISTERED IN YOUR NAME REPRESENTED AND VOTED AT THE MEETING, PLEASE FILL IN, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is necessary if mailed in the United States. If you attend the meeting, you may revoke your proxy and vote in person.

                                             By Order of the Board of Directors

                                               /s/ Joseph R. Seiders
Dated: April 2, 1998
                                               JOSEPH R. SEIDERS, Secretary
Philadelphia, Pennsylvania

                                CDI CORP.[LOGO]

                         1717 ARCH STREET, 35TH FLOOR
                     PHILADELPHIA, PENNSYLVANIA 19103-2768

                -----------------------------------------------

                                PROXY STATEMENT

                      FOR ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 5, 1998

                -----------------------------------------------

                              GENERAL INFORMATION

  This Proxy Statement and the accompanying Proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of CDI Corp. (the "Company") to be used at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 1998, at 10:00 A.M. in the Furness Forum on the 50th Floor of the Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania and at any and all adjournments or postponements of that meeting. The date of mailing of this Proxy Statement and the Proxy to the Company's shareholders is on or about April 2, 1998.

  The solicitation of proxies is being handled by the Company at its cost, principally through the use of the mails. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of the Company may communicate with shareholders, banks, brokerage firms or nominees by telephone or in person to request that proxies be furnished in time for the meeting. No solicitation is being made by specially engaged employees of the Company or paid solicitors.

  If the enclosed Proxy is executed and returned, it may, nevertheless, be revoked by giving written notice of such revocation to the Secretary of the Company at any time prior to the voting thereof. The Proxy is in such a form that authority to vote for the election of all or any one of the directors can be withheld and that separate approval or disapproval can be indicated with respect to Proposal Two, which is identified in the Proxy and the accompanying Notice of Annual Meeting of Shareholders and is set forth and commented upon in this Proxy Statement. The shares represented by the Proxy will be voted for the election of all of the directors unless authority to do so is withheld, and will be voted in favor of Proposal Two unless a contrary choice is specified.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the year ended December 31, 1997 is being mailed to all shareholders together with this Proxy Statement. That report is not to be regarded as proxy solicitation material or as a part of this Proxy Statement.

                                 VOTING RIGHTS

  There were outstanding and entitled to vote, as of March 10, 1998, 19,923,535 shares of the common stock, par value $.10 per share, of the Company ("CDI Stock"), the only class of stock of the Company now issued and outstanding. Shareholders are entitled to one vote for each share of stock held. The presence, in person and by proxy, of a majority of the number of outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum being present, proposals will be decided by a majority of the votes cast, in person and by proxy, at the Annual Meeting by all shareholders entitled to vote thereon. Shares represented by proxies that reflect abstentions and shares referred to as "broker nonvotes" (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter, such as Proposal Two described below) will be treated as being present for purposes of determining the presence of a quorum but will not constitute a vote cast with respect to any matter. Only shareholders of record at the close of business on March 10, 1998 will be entitled to vote at the meeting.

             PRINCIPAL SHAREHOLDERS AND MANAGEMENT STOCK OWNERSHIP

  As of February 17, 1998, the following persons and entities were known by the Company to be beneficial owners of more than 5% of the outstanding CDI Stock. The following table shows, as of that date, the number of shares of CDI Stock so owned and the percentage of outstanding CDI Stock represented by the number of shares so owned.

                                                  NUMBER OF SHARES   PERCENTAGE OF
       NAME AND ADDRESS OF                          OF CDI STOCK      OUTSTANDING
         BENEFICIAL OWNER                        OWNED BENEFICIALLY*   CDI STOCK
       -------------------                       ------------------- -------------
Donald W. Garrison, Lawrence C. Karlson,              5,829,006          29.1%
Allen I. Rosenberg and Barton J. Winokur, as             (1)
Trustees, or Messrs. Rosenberg and Winokur,
as Trustees, of various trusts for the benefit
of
Walter R. Garrison's children
 c/o Robert L. Freedman, Esquire
 Dechert Price & Rhoads
 4000 Bell Atlantic Tower
 1717 Arch Street
 Philadelphia, PA 19103
Walter R. Garrison                                    1,843,230           9.2%
 1717 Arch Street, 35th Floor                            (2)
 Philadelphia, PA 19103-2768

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.
(1) Each trustee under these trusts has joint voting and investment power with the other trustees with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of the Company own of record and beneficially the number of shares of stock shown opposite their names on the following table, with respect to which they have sole voting and investment power.

(2) Includes 20,635 shares held by Mr. Garrison's wife, 63,162 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the shares held by the various family trusts referred to in this table or 175,000 shares held by The Garrison Foundation or 32,000 shares held by The Garrison Family Foundation. See footnotes (2) and (4) to the following table.

  The following table sets forth, as to each director, director nominee and executive officer of the Company individually and as to all directors, director nominees and executive officers of the Company as a group, the number of shares of CDI Stock owned as of February 17, 1998 and the percentage of outstanding CDI Stock represented by the number of shares so owned.

                                      NUMBER OF SHARES
                                        OF CDI STOCK           PERCENTAGE OF
                                           OWNED                OUTSTANDING
NAME OF INDIVIDUAL OR GROUP            BENEFICIALLY*             CDI STOCK
---------------------------           ----------------         -------------
Walter E. Blankley                           9,175 (1)         Less than .1%
John M. Coleman                              2,500             Less than .1%
Walter R. Garrison                       1,843,230 (2)(3)(4)       9.2%
Kay Hahn Harrell                               500             Less than .1%
Christian M. Hoechst                        44,728 (5)              .2%
Lawrence C. Karlson                         42,400 (1)(3)           .2%
Edgar D. Landis                            375,000                 1.9%
Allen M. Levantin                           28,175 (6)              .1%
Robert J. Mannarino                          6,000 (7)         Less than .1%
Alan B. Miller                              10,175 (1)         Less than .1%
John D. Sanford                              5,400 (8)         Less than .1%
Mitch Wienick                               33,000 (9)              .2%
Barton J. Winokur                          207,653 (3)(4)(10)      1.0%
All directors, director nominees and
 executive
 officers as a group (13 persons)        2,596,536 (11)            13.0%

--------
* Except as indicated in the footnotes below, the Company is informed that the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.
 (1) Includes 8,175 shares which Messrs. Blankley, Karlson and Miller each presently has the right to acquire through the exercise of options.
 (2) Includes 20,635 shares held by Mr. Garrison's wife, 63,162 shares held by a trust for the benefit of Mr. Garrison's wife (of which Mr. Garrison is a trustee) and 42 shares for which Mr. Garrison's wife is custodian. Does not include the 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of eleven trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation's shares except as a fiduciary.
 (3) Does not include 5,829,006 shares of CDI Stock held in various trusts created by Walter R. Garrison for the benefit of his children. These shares are referenced above in the Principal

     Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Mr. Karlson and Mr. Winokur, are directors of the Company and a third trustee, Donald W. Garrison, is Walter R. Garrison's brother. Walter R. Garrison disclaims beneficial ownership of these shares, as do the trustees except as fiduciaries.
 (4) Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. Among the four trustees of The Garrison Foundation are Messrs. Garrison and Winokur, who are directors of the Company. The trustees disclaim beneficial ownership of these shares except as fiduciaries.
 (5) Includes 4,000 shares which Mr. Hoechst presently has the right to acquire through the exercise of options.
 (6) Includes 18,175 shares which Mr. Levantin presently has the right to acquire through the exercise of options.
 (7) Consists of 6,000 shares of restricted stock which are subject to vesting. For more information regarding the vesting terms, see below under the caption "Employment Agreement with Robert J. Mannarino".
 (8) Consists of 5,400 shares of restricted stock which are subject to vesting. For more information regarding the vesting terms, see below under the caption "Employment Agreement with John D. Sanford".
 (9) Includes 30,000 shares of restricted stock which are subject to vesting. For more information regarding the vesting terms, see below under the caption "Employment Agreement with Mitch Wienick".
(10) Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no beneficial interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.
(11) If the 5,829,006 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation and the 32,000 shares held by The Garrison Family Foundation were combined with the 2,596,536 shares shown in the table as held by directors, director nominees and executive officers as a group, the total would be 8,632,542 shares or 43.2% of the outstanding CDI Stock.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  Nine directors are to be elected at the Annual Meeting of Shareholders, to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR the nine nominees below unless authority to do so is withheld. Each of these nominees has been designated by the Board of Directors. Each of the nominees is currently a member of the Board except for Mr. Coleman and Ms. Harrell, who are first-time nominees. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected, but if any such nominee should become unavailable, the Board may nominate, and the persons named in the accompanying Proxy may vote for, a substitute nominee. Two of the current directors of the Company, Christian M. Hoechst and Edgar D. Landis, have decided not to stand for reelection.

INFORMATION ABOUT THE NOMINEES

  The following table sets forth information about the nominees for election to the Board of Directors.

                                              PRINCIPAL PRESENT POSITION, BUSINESS
                                              EXPERIENCE
                                DIRECTOR OF   DURING PAST FIVE YEARS AND OTHER
NAME                      AGE COMPANY SINCE** DIRECTORSHIPS
----                      --- --------------- --------------------------------------------
Walter E. Blankley +#      62      1994       Chairman of the Board (since 1993) and Chief
                                              Executive Officer (since 1990) of AMETEK,
                                              Inc., Paoli, PA (manufacturer of air moving
                                              electric motors and precision electronic
                                              instruments); Director of Amcast Industrial
                                              Corporation
John M. Coleman            48       --        Senior Vice President and General Counsel of
                                              The Gillette Company, Boston, MA since
                                              February 1998; Senior Vice President, Law
                                              and Public Affairs of Campbell Soup Company,
                                              Camden, NJ from 1990-1997
Walter R. Garrison *+(S)   71      1958       Chairman of the Board of the Company;
                                              Chairman, President and Chief Executive
                                              Officer of the Company from 1961-April 1997
Kay Hahn Harrell           57       --        Chairman and Chief Executive Officer of
                                              Fairmarsh Consulting, St. Simons Island, GA
                                              since 1993; Director of Wheelabrator
                                              Technologies Inc.
Lawrence C. Karlson        55      1989       Private investor and consultant; Director
 *+(S)                                        and non-executive Chairman of AmeriSource
                                              Health Corporation; Director of Spectra-
                                              Physics Lasers, Inc.
Allen M. Levantin          65      1989       Retired Chairman and Chief Executive Officer
                                              of Todays Temporary, Inc., a subsidiary of
                                              the Company (1994-1997)
Alan B. Miller +#          60      1994       Chairman of the Board, President and Chief
                                              Executive Officer of Universal Health
                                              Services, Inc., King of Prussia, PA
                                              (hospital management and health care
                                              services) since 1978; Director and Chairman
                                              of the Board of Universal Health Realty
                                              Income Trust; Director of Genesis Health
                                              Ventures Inc. and Penn Mutual Life Insurance
                                              Co.
Mitch Wienick *(S)         49      1997       President and Chief Executive Officer of the
                                              Company since April 1997; President-Consumer
                                              Services, Ameritech Corporation (1995-March
                                              1997); President-Small Business Services,
                                              Ameritech Corporation (1993-1995); Senior
                                              Group Vice President-Dairy Group, Borden,
                                              Inc.
                                              (1992-1993)
Barton J. Winokur *+(S)    58      1968       Chairman and Partner in the law firm of
                                              Dechert Price & Rhoads, Philadelphia, PA;
                                              Director of AmeriSource Health Corporation
                                              and DavCo Restaurants, Inc.

--------
*Member of the Executive Committee
+Member of the Audit Committee

#Member of the Compensation and Stock Option Committee
(S)Member of the Nominating Committee
** References to periods served as a director of the Company include periods served as a director of CDI Corporation, the Company's predecessor registrant under the Securities Exchange Act of 1934.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  The Board of Directors of the Company held eight meetings during 1997. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee, and a Nominating Committee.

  The Executive Committee has the general authority of the Board, subject to certain limitations, to act on behalf of the Board. This Committee held six meetings during 1997, and acted on one other occasion by unanimous written consent.

  The Audit Committee reviews with KPMG Peat Marwick LLP, the Company's independent auditors, the proposed scope of their examination and their subsequent report on each annual audit, preliminary to the consideration thereof by the full Board of Directors; monitors the independence of the auditors; and reviews the Company's internal accounting controls, practices and policies as well as the Company's internal audit function. The Audit Committee held four meetings during 1997.

  The Compensation and Stock Option Committee advises the Company on executive compensation matters and administers the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan. This Committee held four meetings during 1997 and acted on seven other occasions by unanimous written consent.

  The Nominating Committee provides the Board of Directors with recommendations relating to the selection of new members of the Board. The Committee evaluates possible candidates, assists in attracting qualified candidates and interviews candidates prior to making its recommendations to the Board. Shareholders wishing to recommend candidates for nomination to the Board of Directors should submit to the Secretary of the Company the name, a statement of qualifications and the written consent of the candidate. Recommendations may be submitted at any time and will be brought to the attention of the Nominating Committee. The Nominating Committee held four meetings during 1997.

COMPENSATION OF DIRECTORS

  The Board of Directors has approved a modified compensation package for directors, which will become effective after this year's Annual Meeting. Under both the old and the new arrangements, fees are payable only to directors who are not full-time employees of the Company or one of its subsidiaries. Any director who is also a full-time employee of the Company or one of its subsidiaries does not receive any fees for service on the Board or any of its committees.

  Under the old arrangement, which was in effect during 1997 and will continue until this year's Annual Meeting, each eligible director receives a retainer fee of $20,000 per year as compensation for the director's service on the Board. However, in lieu of the annual cash retainer fees, each director whose compensation for service as a director is not included in the income of a corporation or partnership of which the director is an employee or partner is granted options to purchase 4,000 shares of CDI Stock (at an exercise price equal to the market value of CDI Stock at the time of grant) each year for the director's service on the Board. In addition, each director who is not a full-time employee of the Company or one of its subsidiaries receives meeting attendance fees of $1,000 for each Board meeting attended plus $500 for each Audit Committee meeting attended.

  Under the new arrangement, each eligible director will receive a retainer fee of $50,000 per year as compensation for the director's service on the Board, $30,000 of which will be paid in the form of Company stock options (having an exercise price equal to the market value of CDI Stock at the time of grant), and the balance of which will be paid in cash in quarterly installments. The number of options will be determined each year using a Black-Scholes valuation. Any director eligible to be paid a retainer fee but whose compensation for service as a director is included in the income of a corporation or partnership of which the director is an employee or partner, will be paid the entire retainer fee in cash. In addition, each eligible director will be paid meeting attendance fees of $1,000 for each Board meeting and $500 for each Committee meeting held on a date other than the date of a Board meeting.

  The Company has consulting arrangements with three of its directors, Lawrence C. Karlson, Walter R. Garrison and Christian M. Hoechst, which resulted in compensation to each such director during 1997. In addition, the Company paid $12,000 to Allen M. Levantin in 1997 for a single four-day consulting assignment. Mr. Hoechst has decided not to stand for reelection as a director of the Company.

  Mr. Karlson's arrangement provides for him to furnish consulting services as requested from time to time by the Chief Executive Officer of the Company, for which Mr. Karlson is paid a fee of $4,000 for each eight-hour day that he provides such services and is reimbursed for the expenses that he incurs in connection with providing such services. During 1997, Mr. Karlson earned consulting fees of $30,792.

  Mr. Garrison's consulting arrangement is described in more detail below under the caption "Consulting Agreement with Walter R. Garrison". During 1997, Mr. Garrison was paid $300,000 for consulting services.

  In October 1995, following the decision by Mr. Hoechst to retire as an officer and employee of the Company effective April 30, 1996, the Company and Mr. Hoechst entered into a Non-Competition and Consulting Agreement. That agreement contains various noncompetition and nonsolicitation obligations of Mr. Hoechst that extend until July 31, 2001. Subject to his continued compliance with those obligations, the Company will make quarterly payments of $66,250 to Mr. Hoechst from July 31, 1996 through July 31, 2001 and will pay the costs of certain insurance coverages for Mr. Hoechst through July 31, 2001. In addition, Mr. Hoechst agreed to render up to 25 days of consulting services to the Company during the period May 1, 1996 through July 29, 2001, for total compensation of $100,000. The $100,000 for consulting services was payable to Mr. Hoechst in four installments of $25,000 each, the last installment of which was paid on February 1, 1997. During 1997, Mr. Hoechst was paid $290,000 under his Non-Competition and Consulting Agreement, $265,000 of which relates to his restrictive covenants and $25,000 of which relates to consulting services.

                      COMPENSATION OF EXECUTIVE OFFICERS

IDENTIFICATION OF EXECUTIVE OFFICERS

  The Board of Directors of the Company annually elects the executive officers of the Company, traditionally at the meeting of the Board immediately following the Annual Meeting of Shareholders. The Company's executive officers at the end of 1997 were:

    Mitch Wienick, President and Chief Executive Officer. For additional information about Mr. Wienick, see the table earlier in this Proxy Statement under the caption "Information about the Nominees".

    Robert J. Mannarino, age 40, has been the Company's Executive Vice President and Chief Operating Officer since August 1997. Prior to joining the Company, Mr. Mannarino was the Chief Operating Officer of the Investment Services Division of Checkfree Corp. (provider of electronic data processing services). From 1995 to 1996, he was an officer of Security APL, Inc., an investment services firm. From 1992 to 1995, he was Division Vice President in the Employer Services Division of Automatic Data Processing Inc.

    John D. Sanford, age 44, has been the Company's Executive Vice President and Chief Financial Officer since November 1997. Prior to joining the Company, he was Senior Vice President and Chief Financial Officer of Waste Management, Inc. (beginning in January 1997). From May 1996 to January 1997, he was Vice President and Treasurer of Waste Management, Inc. From 1993 to January 1997, Mr. Sanford was the Chief Financial Officer of Wheelabrator Technologies Inc., a developer, owner and operator of waste energy facilities.

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding the compensation for services to the Company and its subsidiaries during the last three fiscal years which was earned by each person who was an executive officer of the Company during 1997. Mr. Garrison served as an executive officer during only a portion of last year, retiring on April 7, 1997. Mr. Landis resigned as an executive officer of the Company as of November 10, 1997 but remained as an employee of the Company through the remainder of the year. Messrs. Wienick, Mannarino and Sanford joined the Company during 1997, so information provided for them for 1997 reflects a partial year and no information is provided for them for 1996 and 1995.

                               ANNUAL COMPENSATION   LONG-TERM COMPENSATION
                               ------------------- --------------------------
                                                                   SECURITIES  ALL OTHER
NAME AND PRINCIPAL                                   RESTRICTED    UNDERLYING COMPENSATION
POSITION                  YEAR SALARY($) BONUS($)  STOCK AWARDS($) OPTIONS(#)    ($)(1)
------------------        ---- --------- --------- --------------- ---------- ------------
Mitch Wienick,            1997  365,393    303,314    1,061,250     250,000      17,853
 President and Chief      1996      --         --           --          --          --
 Executive Officer        1995      --         --           --          --          --
 (beginning on
 April 7, 1997)
Robert J. Mannarino,      1997  105,776    136,105      231,000      60,000       4,514
 Executive Vice
 President                1996      --         --           --          --          --
 and Chief Operating      1995      --         --           --          --          --
 Officer (beginning on
 August 11, 1997)
John D. Sanford,          1997   35,675     17,931      218,700      50,000       1,009
 Executive Vice
 President                1996      --         --           --          --          --
 and Chief Financial
 Officer                  1995      --         --           --          --          --
 (beginning on
 November 10, 1997)
Walter R. Garrison,       1997   28,750    545,900          --          --      334,583(2)
 Former President and     1996   65,000  1,683,320          --          --       23,689
 Chief Executive Officer  1995   65,000  1,038,143          --          --       55,668
 (retired on
 April 7, 1997)
Edgar D. Landis,          1997  248,108    200,000          --          --       20,027
 Former Executive Vice    1996  238,000    150,000          --          --       19,663
 President, Finance       1995  227,000    150,000          --          --       18,525
 (retired on
 December 31, 1997)

--------
(1) Except as described in footnote (2) below, All Other Compensation in 1997, 1996 and 1995 consisted entirely of Company contributions and allocations to the following employee benefit plans: the Company's qualified Retirement Plan or a nonqualified supplemental arrangement to provide comparable benefits (in 1997, $7,183 to the accounts of Messrs. Wienick, Garrison and

   Landis, $4,514 to the account of Mr. Mannarino and $1,009 to the account of Mr. Sanford), the Company's qualified 401(k) plan or a nonqualified supplemental arrangement to provide comparable benefits (in 1997, $400 to the accounts of Messrs. Wienick, Garrison and Landis) and the Company's non-qualified excess benefit plan (in 1997, $10,270 to the account of Mr. Wienick, $27,000 to the account of Mr. Garrison and $12,444 to the account of Mr. Landis).
(2) Includes $300,000 paid to Mr. Garrison in 1997 following his retirement pursuant to his Consulting Agreement. For a more complete description, see below under "Consulting Agreement with Walter R. Garrison".

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning all grants of stock options to executive officers named in the preceding Summary Compensation Table during 1997. Mr. Garrison and Mr. Landis are omitted from the following table because they did not receive any stock options during 1997.

                                   INDIVIDUAL GRANTS               POTENTIAL REALIZABLE
                     ---------------------------------------------   VALUE AT ASSUMED
                                   PERCENT                           ANNUAL RATES OF
                      NUMBER OF    OF TOTAL                            STOCK PRICE
                     SECURITIES    OPTIONS    EXERCISE               APPRECIATION FOR
                     UNDERLYING   GRANTED TO   OR BASE                OPTION TERM(2)
                       OPTIONS   EMPLOYEES IN   PRICE   EXPIRATION --------------------
NAME                 GRANTED(#)  FISCAL YEAR  ($/SH)(1)    DATE      5%($)     10%($)
----                 ----------  ------------ --------- ---------- --------- ----------
Mitch Wienick        250,000 (3)    62.1%      33.25     03/11/07  5,227,687 13,247,984
Robert J. Mannarino   60,000 (4)    14.9%      38.3125   08/04/04    935,822  2,180,863
John D. Sanford       50,000 (5)    12.4%      40.6875   11/09/07  1,279,408  3,242,270

--------
(1) All options were granted with exercise prices equal to the closing price of CDI Stock on the New York Stock Exchange on the last trading day immediately preceding the date of grant.
(2) The dollar amounts under these calculations are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of CDI Stock or the present or future value of the options.
(3) The options granted to Mr. Wienick are not exercisable until they vest. 50,000 option shares vest on each of March 11, 1999, March 11, 2000 and March 11, 2001, and 100,000 option shares vest on March 11, 2002.
(4) The options granted to Mr. Mannarino are not exercisable until they vest. 12,000 option shares vest on August 4th of each of 1998, 1999, 2000, 2001 and 2002.
(5) The options granted to Mr. Sanford are not exercisable until they vest. 10,000 option shares vest on November 10th of each of 1998, 1999, 2000, 2001 and 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

  The following table sets forth information regarding the number of unexercised stock options and the value of unexercised in-the-money stock options at the end of 1997 held by executive officers named in the preceding Summary Compensation Table. As indicated by the table, none of the executive officers named in the preceding Summary Compensation Table exercised any Company stock options during 1997. Mr. Garrison and Mr. Landis are omitted from the following table because they neither exercised any stock options during 1997 nor held any stock options at the end of the year.

                                                    NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                    OPTIONS AT FY-END (#)        AT FY-END ($)*
                     SHARES ACQUIRED    VALUE     ------------------------- -------------------------
   NAME              ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----              --------------- ------------ ----------- ------------- ----------- -------------
Mitch Wienick               --            --           --        250,000         --       3,125,000
Robert J. Mannarino         --            --           --         60,000         --         446,250
John D. Sanford             --            --           --         50,000         --         253,125

--------
* The value of each option share is based on the fair market value of CDI Stock of $45.75 per share on December 31, 1997 minus the option exercise price.

EMPLOYMENT AND CONSULTING AGREEMENTS

  The Company has (or had, in the case of Mr. Garrison and Mr. Landis, who have retired) employment agreements with all of the executive officers included in the above Summary Compensation Table. The Company has consulting agreements with Mr. Garrison and with Mr. Landis. Following is a summary of the principal terms of those employment and consulting agreements.

 Employment Agreement with Mitch Wienick

  In March 1997, the Company entered into an Employment Agreement with Mitch Wienick pursuant to which Mr. Wienick became the Company's President and Chief Executive Officer beginning on April 7, 1997. The initial term of the agreement is three years. The agreement provides for the following elements of compensation to Mr. Wienick: (i) a base salary at the rate of $500,000 per year; (ii) a cash bonus based on the percentage achievement of pre-determined financial and other goals, with the maximum bonus award in any calendar year being $500,000; (iii) the grant of 30,000 restricted shares of CDI Stock, half of which will vest over time (3,000 shares on each of the first five anniversaries of the date of his Employment Agreement) and half of which (up to 3,000 shares per year for five years) will vest depending on the percentage achievement of the goals applicable to the cash bonus (shares which do not vest are forfeited); and (iv) the grant of non-qualified stock options to purchase 250,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($33.25 per share) and having a maximum term of ten years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 50,000 shares on each of the second, third and fourth anniversaries of the date of grant and 100,000 shares on the fifth anniversary of the date of grant. The option shares, as well as the 15,000 shares of restricted stock that vest based on the passage of time, will vest immediately in the event Mr. Wienick's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Wienick either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Wienick purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise; provided, however, that as to the purchase of 50,000 of the shares which vest on the fifth anniversary of the date of grant, those shares may not be sold or transferred until the earlier of (a) one year after the date on which the fair market value of CDI Stock has been greater than or equal to $90.00 per share for 180 consecutive days, or
(b) the ninth anniversary of the date of the option grant. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with Robert J. Mannarino

  In August 1997, the Company entered into an Employment Agreement with Robert
J. Mannarino pursuant to which Mr. Mannarino became the Company's Executive Vice President and Chief Operating Officer beginning on August 11, 1997. The initial term of the agreement expires on December 31, 1999. The agreement provides for the following elements of compensation to Mr. Mannarino: (i) a base salary at the rate of $275,000 per year; (ii) a cash bonus based on the percentage achievement of pre-determined financial and other goals, with the maximum bonus award being $175,000 in 1997 (one-half of which was guaranteed) and $200,000 in 1998 and 1999; (iii) the grant of 6,000 restricted shares of CDI Stock, half of which will vest over time (500 shares vest on December 31, 1998, 1,000 shares vest on December 31, 1999, 1,000 shares vest on December 31, 2000, and 500 shares vest on December 31, 2001) and half of which will vest depending on the percentage achievement of the goals applicable to the cash bonus (up to 500 shares vest based on 1998 performance, up to 1,000 shares vest based on 1999 performance, up to 1,000 shares vest based on 2000 performance, and up to 500 shares vest based on 2001 performance) (shares which do not vest are forfeited); and (iv) the grant of non-qualified stock options to purchase 60,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($38.3125 per share) and having a maximum term of seven years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 12,000 shares on each of the first five anniversaries of the date of grant. The option shares, as well as the 3,000 shares of restricted stock that vest based on the passage of time, will vest immediately in the event
Mr. Mannarino's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Mannarino either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Mannarino purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise. The restricted stock described in (iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with John D. Sanford

  In October 1997, the Company entered into an Employment Agreement with John
D. Sanford pursuant to which Mr. Sanford became the Company's Executive Vice President and Chief Financial

Officer beginning on November 10, 1997. The initial term of the agreement is three years. The agreement provides for the following elements of compensation to Mr. Sanford: (i) a base salary at the rate of $265,000 per year during 1997, $270,000 per year during 1998 and $275,000 per year during 1999; (ii) a cash bonus based on the percentage achievement of pre-determined financial and other goals, with the maximum bonus award being $150,000 in 1997, $155,000 in 1998 and $160,000 in 1999; (iii) the grant of 5,400 restricted shares of CDI Stock, half of which will vest over time (540 shares vest on the first five anniversaries of November 10, 1997) and half of which will vest depending on the percentage achievement of the goals applicable to the cash bonus (a maximum of 540 shares vest based on the performance in each of 1998, 1999, 2000, 2001 and 2002) (shares which do not vest are forfeited); and (iv) the grant of non-qualified stock options to purchase 50,000 shares of CDI Stock, at an exercise price equal to the fair market value of the shares on the last trading date immediately preceding the date of grant ($40.6875 per share) and having a maximum term of ten years.

  The option shares described in (iv) of the preceding paragraph vest as follows: 10,000 shares on each of the first five anniversaries of the date of grant. The option shares, as well as the 2,700 shares of restricted stock that vest based on the passage of time, will vest immediately in the event
Mr. Sanford's employment terminates following a change in control of the Company if such termination is by the Company without cause or by Mr. Sanford either because he is assigned duties materially inconsistent with his previous duties or because his place of employment is moved outside the Philadelphia metropolitan area. Whenever Mr. Sanford purchases shares upon exercise of his options, half of the purchased shares may not be sold or transferred until the second anniversary of the date of exercise. The restricted stock described in
(iii) above is also subject to a restriction on transfer such that whenever any of those shares vest, one-half of the shares may not be sold or transferred until the second anniversary of the vesting date.

 Employment Agreement with Walter R. Garrison

  Mr. Garrison's employment agreement terminated upon his retirement in April 1997, when his successor, Mitch Wienick, assumed the offices of President and Chief Executive Officer of the Company. Mr. Garrison's employment agreement, which was entered into in 1973, provided for a base salary of $65,000 and a bonus based on a percentage of the Company's pre-tax earnings from continuing operations. The bonus was 2% of the first $500,000 of pre-tax earnings and 2 3/4% of pre-tax earnings in excess of $500,000. Effective upon Mr. Garrison's retirement, the Company and Mr. Garrison entered into a consulting agreement which is described below.

 Employment Agreement with Edgar D. Landis

  Mr. Landis' employment agreement, which was entered into in 1973 and which terminated upon his retirement on December 31, 1997, provided for a salary which had been increased over the years. Effective upon Mr. Landis' retirement, the Company and Mr. Landis entered into a consulting agreement which is described below.

 Consulting Agreement with Walter R. Garrison

  In April 1997, in connection with the retirement of Mr. Garrison as an officer and employee of the Company, the Company and Mr. Garrison entered into a three-year Consulting Agreement.

Mr. Garrison agreed to render up to 60 days of consulting services to the Company during the first year and up to 45 days of consulting services during each of the second and third years. The Consulting Agreement also contains certain covenants restricting Mr. Garrison from competing with the Company and from soliciting the Company's customers or management employees for a period of five years. In consideration for the consulting services and the restrictive covenants, the Company will pay Mr. Garrison $450,000 per year during the three-year consulting term.

 Consulting Agreement with Edgar D. Landis

  In December 1997, in connection with the retirement of Mr. Landis as an officer and employee of the Company, the Company and Mr. Landis entered into a Consulting Agreement. Mr. Landis agreed to render up to 20 days of consulting services to the Company during 1998, for which the Company will pay him $80,000. The Consulting Agreement also contains certain covenants restricting Mr. Landis from competing with the Company and from soliciting the Company's customers or management employees for a period of five years (through December 31, 2002). In consideration for these restrictive covenants, the Company will pay Mr. Landis $100,000 per year during the five-year term of the covenants.

SUPPLEMENTAL PENSION AGREEMENT WITH WALTER R. GARRISON

  Under a 1978 supplemental pension agreement with Mr. Garrison, the Company agreed to pay Mr. Garrison, upon his retirement, an additional pension of $35,000 per year for 15 years. If Mr. Garrison dies prior to receiving all such payments, his beneficiaries will receive the balance remaining in a lump-sum payment. The Company's obligation to make such payments was conditioned upon the satisfactory performance by Mr. Garrison of his duties until retirement. During 1997, $20,417 was paid to Mr. Garrison under this pension agreement.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE
BOARD OF DIRECTORS ON 1997 EXECUTIVE COMPENSATION

  The past year saw significant changes in the Company's senior executive ranks. During 1997, the Company's long-time Chief Executive Officer and long-time Chief Financial Officer both retired and the Company hired a new Chief Executive Officer, a new Chief Operating Officer and a new Chief Financial Officer. The hiring of those three new executives provided the Committee with an opportunity to reevaluate the desired components of the compensation packages for the Company's senior executives as well as the desired mix of compensation among those components. At the end of 1997, the Board of Directors considered and approved a new management compensation program. An important element of that new compensation program, the CDI Corp. 1998 Non-Qualified Stock Option Plan, is being submitted to the Company's shareholders at this year's Annual Meeting and the entire stock-based compensation program is described below in Proposal Two. The Committee has long believed, and continues to believe, that a substantial portion of the compensation paid to the Company's executives should be at risk and dependent upon the Company's performance. As an extension of that philosophy, and as reflected in the compensation packages given to the three new executive officers and in the new compensation program for managers, the Committee has decided to place much greater emphasis on stock-based compensation, in an effort to better align compensation with shareholder interests and to increase the managers' focus on the Company's long-term performance. Overall, the Company's compensation program is intended to attract and retain entrepreneurial and talented executives whose abilities and motivation are critical to the success and competitiveness of the Company.

 1997 Compensation to the Retiring Executives

  Walter R. Garrison, who retired as President and Chief Executive Officer of the Company in April 1997, received a salary and bonus for the portion of the year through his retirement date. The annualized amount of base salary and the formula for his bonus remained unchanged from his 1973 Employment Agreement. Mr. Garrison's bonus was based on the pre-tax earnings of the Company. Those salary and bonus arrangements are described in more detail earlier in this Proxy Statement under the caption "Employment Agreement with Walter R. Garrison".

  Edgar D. Landis, who resigned as the Executive Vice President, Finance of the Company as of November 10, 1997 but remained as an employee of the Company through the remainder of the year, was paid a salary of $248,108 in 1997. That salary was intended to be roughly comparable to the average salary paid to chief financial officers of companies in service businesses of a similar size to the Company, though the Committee did not seek to adhere rigidly to this comparison in setting Mr. Landis' salary. Bonuses to Mr. Landis have been determined in the sole discretion of the Committee. In recent years, in determining Mr. Landis' bonus, the Committee examined factors such as the level of the Company's earnings, the average total compensation given to chief financial officers of other companies of similar size and complexity as the Company, and Mr. Landis' contribution to the performance of the Company during the year. The Committee has not assigned any particular priority or relative weight to these factors, and acknowledges that the determination of Mr. Landis' compensation has been subjective. The Committee awarded a $200,000 bonus to Mr. Landis for 1997, which reflected a $50,000 increase over the bonus amount for each of the previous three years. This increase was in recognition of, among other things, Mr. Landis' instrumental role in recruiting the Company's new executives and in successfully implementing a rapid transition to a new Chief Financial Officer.

 1997 Compensation to the New Chief Executive Officer and other Executives

  The compensation packages for the Company's new Chief Executive Officer, Chief Operating Officer and Chief Financial Officer each contain the same four basic elements: base salary, cash bonus, restricted stock and stock options. The executives can earn annual cash bonuses based on their percentage achievement of pre-determined financial and other goals. The 1997 financial goals consisted of achieving the targeted level of revenue growth and the targeted level of growth in earnings from continuing operations before interest and taxes (EBIT), the targets having been established in the Company's operational plan. Of the shares of restricted CDI Stock granted to each executive, half vest over time and half vest depending on the achievement of the annual cash bonus awards. The stock options were granted at an exercise price equal to the fair market value of the shares of CDI Stock on the last trading day immediately preceding the date of grant, and are subject to vesting over time. Details regarding the levels of base salary and cash bonuses and the number and vesting requirements of the restricted stock and stock options granted to the Company's new Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are set forth earlier in this Proxy Statement under the caption "Employment and Consulting Agreements".

  In setting the level of base salary and maximum annual cash bonuses, the Committee looked at studies regarding the salaries and bonuses paid to the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer at peer companies (specifically, the companies identified below as the "Old Peer Group" in the section of this Proxy Statement relating to "Comparative Stock Performance", as well as two additional companies which were added as part of the "New Peer Group", also described below), at companies of comparable size in service businesses and at companies of comparable size regardless of the nature of their business. The Committee's objective was that the level of base salary and maximum annual cash bonuses for the Company's new executives should be at roughly the median level for similar executives in those comparison groups.

  In determining the number of restricted shares and stock options to grant to the new executives, the Committee looked at the stock-based compensation received by the top executives in the same comparison groups described in the preceding paragraph and sought to give Company executives above-market stock-based compensation provided they met their performance goals and provided that there was significant growth in the value of the Company's stock. Assuming that those goals and stock value growth were achieved, the Committee sought to provide stock-based compensation to the Company's executives at approximately the 75th percentile (i.e., that their stock-based compensation be equal to or greater than that paid to 75% of the comparable executives in the comparison groups identified above).

  For 1997, the Committee determined that the three officers each achieved 93% of their revenue goals, 50% of their EBIT goals, and, with regard to their non-financial goals, that Mr. Wienick achieved 93% of his goals, Mr. Mannarino achieved 87% of his goals and Mr. Sanford achieved 88% of his goals.

 Section 162(m) - The $1 Million Cap on the Deductibility of Executive Compensation

  The Committee has continued to monitor the impact of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company of certain compensation in excess of $1 million that is paid to the executive officers named in this Proxy Statement. Counsel to the Company have advised that compensation paid to Mr. Garrison under his 1973 employment agreement is not subject to this limitation because it is exempt under the rule's "grandfather" provisions. As a result of the "grandfather" provisions applicable to Mr. Garrison and because the historic level of compensation paid to Mr. Landis has not approached the $1 million level, the deductibility limitation has not been relevant to the Company's executive officers in the past.

  It is the Compensation and Stock Option Committee's present intention that executive compensation arrangements be structured so as to be entirely deductible. The Section 162(m) regulations provide an exemption for "qualified performance-based compensation". In recent years, the Board has worked to ensure that the Company's Non-Qualified Stock Option and Stock Appreciation Rights Plan satisfied the requirements for a "performance-based" stock option plan under the Section 162(m) regulations so that any compensation to executive officers under that Plan would be exempt from the deductibility limitation. Therefore, the stock options granted under that Plan in 1997 to Messrs. Wienick, Mannarino and Sanford fall within the exemption. Furthermore, to satisfy the "performance-based" exemption, certain elements of Mr. Wienick's compensation package were submitted to - and approved by - the shareholders of the Company at last year's Annual Meeting.

Finally, the Board is seeking to ensure that the CDI Corp. 1998 Non-Qualified Stock Option Plan satisfies the requirements for a "performance-based" compensation plan under the Section 162(m) regulations so that any compensation to executive officers under that Plan would be exempt from the deductibility limitation. In order to achieve that objective, the Board is submitting the Plan to the Company's shareholders for approval at this year's Annual Meeting.

                                          COMPENSATION AND STOCK OPTION
                                          COMMITTEE:

                                          Walter E. Blankley, Chairman
                                          Alan B. Miller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee consists of Walter E. Blankley and Alan B. Miller, neither of whom is or has been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 1997.

COMPARATIVE STOCK PERFORMANCE

  The following graph sets forth the cumulative total shareholder return (assuming an investment of $100 on December 31, 1992 and the reinvestment of any dividends) for the last five fiscal years on (a) CDI Stock, (b) the Standard & Poor's (S&P) 500 Index, (c) the peer group index used in the Company's previous proxy statements (the "Old Peer Group"), and (d) a new peer group index (the "New Peer Group"). The Old Peer Group consisted of the following companies: (i) Butler International Inc., Kelly Services, Inc., Manpower Inc., Olsten Corporation, Robert Half International Inc. and Volt Information Sciences, Inc., all of which are in the staffing business, and
(ii) Foster Wheeler Corporation, Jacobs Engineering Group, Inc. and Stone & Webster, Inc., all of which are in the engineering, design and construction business. The New Peer Group selected by the Company consists of the following companies: (i) AccuStaff Inc., Alternative Resources Corp., Butler International Inc., Computer Horizons Corp., Computer Task Group Inc., Interim Services Inc., Keane Inc., Kelly Services, Inc., Manpower Inc., Norrell Corp., Olsten Corporation, Robert Half International Inc. and Volt Information Sciences, Inc., all of which are in the staffing business, and (ii) Jacobs Engineering Group, Inc. and Stone & Webster, Inc., both of which are in the engineering, design and construction business.

  The changes from the Old Peer Group to the New Peer Group are as follows:
(a) AccuStaff, Alternative Resources, Computer Horizons, Computer Task Group, Interim Services, Keane and Norrell were added, and (b) Foster Wheeler was deleted. AccuStaff, Interim Services and Norrell, each of which became a public company within the past four years, were added in recognition of their now being among the largest firms in the staffing industry. Alternative Resources, Computer Horizons, Computer Task Group and Keane are all in the business of providing information technology personnel and services, and were added to reflect the rapidly increasing portion of the Company's business which involves information technology staffing. Foster Wheeler was deleted to reflect the declining portion of the Company's business which involves in-house engineering and design services. Both the Old Peer Group and the New Peer Group reflect the elimination of Uniforce Temporary Personnel, Inc.

from the peer group index used in previous proxy statements because Uniforce was acquired by another company during 1997 and is no longer publicly traded. With regard to the engineering companies included in the New Peer Group, the Company notes that while those companies often work on projects significantly larger in size than does the Company in its engineering and design business and only occasionally compete directly with the Company, the Company believes that its in-house engineering businesses and those companies share various important business characteristics.

             [A LINE GRAPH SHOWING THE COMPARISON BETWEEN THE STOCK PERFORMANCE OF CDI CORP., THE S & P 500, THE NEW PEER GROUP AND THE OLD PEER GROUP IS IN THIS POSITION IN THE PRINTED PROXY STATEMENT.]

                                               YEAR ENDED DECEMBER 31
                                    --------------------------------------------
                                    1992  1993    1994    1995    1996    1997
                                    ---- ------- ------- ------- ------- -------
CDI Corp........................... $100 $149.25 $237.31 $214.93 $338.81 $546.27
S&P 500............................  100  110.08  111.53  153.45  188.68  251.63
Old Peer Group.....................  100  107.88  127.23  156.98  162.25  198.68
New Peer Group.....................  100  106.59  133.73  175.91  209.76  290.01

                        CERTAIN BUSINESS RELATIONSHIPS

  Dechert Price & Rhoads performed legal services for the Company during 1997. Barton J. Winokur, a director of the Company, is the Chairman and a partner of Dechert Price & Rhoads.

                                 PROPOSAL TWO

        APPROVAL OF THE CDI CORP. 1998 NON-QUALIFIED STOCK OPTION PLAN

  As part of the Company's compensation of its management personnel, the Board of Directors has adopted a new Stock-Based Compensation Program (the "Program"). The Program consists of the following stand-alone plans: (i) the CDI Corp. 1998 Non-Qualified Stock Option Plan (the "Stock Option Plan"); (ii) the CDI Corp. Performance Shares Plan (the "Performance Shares Plan"); and
(iii) the CDI Corp. Management Stock Purchase Plan (the "MSPP"). The Board of Directors is submitting to the shareholders at this Annual Meeting, and recommends that the shareholders approve, the Stock Option Plan.

  The Program provides selected members of the Company's management team with the opportunity to acquire shares of CDI Stock pursuant to awards granted under the Program, or upon meeting financial or other performance targets established pursuant to the Program. The objective of the Program is to promote the Company's long-term financial growth and success by providing financial incentives to selected management personnel. The Program is intended to provide financial rewards that will allow the Company to (i) attract and retain management personnel of outstanding ability, (ii) strengthen the Company's capability to develop, maintain and direct a highly skilled and motivated management team, (iii) provide an effective means for selected management personnel to acquire and maintain ownership of CDI Stock, (iv) motivate selected management personnel to achieve long-range performance goals and objectives, and (v) provide incentive compensation opportunities competitive with those of other major corporations. The aggregate maximum number of shares of CDI Stock which may be issued under the new Stock Option Plan and under the Company's old stock option plan, which will be discontinued upon shareholder approval of the new Stock Option Plan, will remain at 1,600,000 shares.

  Shares of CDI Stock issued under the Stock Option Plan are intended to qualify as "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). Section 162(m) of the Code limits the deductibility of compensation paid to the Company's Chief Executive Officer and to each of the next four most highly compensated executive officers unless that compensation is "performance-based." Shareholder approval of the Stock Option Plan is necessary in order for compensation paid under the Stock Option Plan to be deemed "performance-based."

  The following is a summary of the principal features of the Stock Option Plan and the other elements of the Program.

DESCRIPTION OF THE STOCK OPTION PLAN

  The awards made under the Stock Option Plan will consist of non-qualified stock options ("Options"). An Option will give a participant the right, for a specified period of time, to purchase a specified number of shares of CDI Stock at a specific price.

  Administration. The Stock Option Plan will be administered by the CDI Corp. Compensation and Stock Option Committee (to be referred to in this Proposal Two as the "Committee"). The Committee's members will be composed of "Outside Directors" (as such term is defined or interpreted for purposes of Section 162(m) of the Code) and "Disinterested Persons" (as such term is defined or interpreted for purposes of Rule 16b-3 under the Securities Exchange Act of
1934).

  Eligibility. Eligibility to participate in the Stock Option Plan is limited to designated employees, directors and consultants of the Company or any of its subsidiaries. As of December 31, 1997 there were approximately 34,500 eligible participants, consisting of approximately twenty consultants, eleven non-employee directors and the remainder being employees. Except for Retainer Fee Options (defined below), the Committee will, from time to time, determine those eligible individuals who will receive grants of Options under the Stock Option Plan.

  Grant of Options. With the exception of Retainer Fee Options, grants of Options under the Stock Option Plan will be made by the Committee. The Committee will determine the number of shares which are to be subject to an Option grant. The exercise price of Options granted to a participant will be determined by the Committee, but such exercise price may not be less than 100% of the fair market value of CDI Stock on the date of grant. The "fair market value" of a share of CDI Stock will be the closing price of actual sales of shares of CDI Stock on the New York Stock Exchange composite tape on a given date. The closing price per share of CDI Stock on the New York Stock Exchange on March 27, 1998 was $43.375. Options granted under the Stock Option Plan will be appropriately adjusted in the event of a stock dividend, stock split or other similar corporate change. No participant may receive Options with respect to more than 400,000 shares of CDI Stock in any one calendar year. The shares of CDI Stock delivered under the Stock Option Plan may be treasury shares or shares originally issued for this purpose.

  Retainer Fee Options will also be granted under the Stock Option Plan. A Retainer Fee Option is an option granted in partial payment of retainer fees to a non-employee director. In order to be eligible to receive a Retainer Fee Option, no amount of the non-employee director's compensation for service on the Board of Directors may be included in the income of a corporation or partnership of which the director is an employee or partner. The exercise price of a Retainer Fee Option must equal the fair market value of CDI Stock on the date of grant. For each retainer fee year, a non-employee director will be granted an Option to purchase the number of shares of CDI stock equal to $30,000 of CDI Stock, using a Black-Scholes valuation as of the date of grant.

  The grant of each Option under the Stock Option Plan will be subject to the conditions that will cause the grant and exercise of the Option to comply with the then-existing requirements of Rule 16b-3 of the Securities and Exchange Commission.

  Exercise of Options. The Options granted under the Stock Option Plan will expire ten years from the date of grant, unless otherwise determined by the Committee. Upon the payment of the exercise price of an Option, the Company will deliver a certificate for the number of shares of CDI Stock to which a participant is entitled as a result of the exercise of an Option.

  Vesting. Except for Retainer Fee Options and unless otherwise determined by the Committee, options granted under the Stock Option Plan will vest at a rate of 20% per year. A Retainer Fee Option will vest one year after the date of grant.

  Termination of Employment or Other Relationship. Options will terminate immediately upon a participant's termination for cause. If a participant's employment is terminated by reason of the participant's resignation, or for any reason other than for cause or the participant's death, disability or retirement, the participant's Options will terminate on the date that is two weeks after the date of such termination of employment. If a participant retires while holding an Option, the Option will become immediately and fully vested, and may be exercised by the participant within six months of the participant's date of retirement. In the event of the participant's death, the Option will become immediately and fully vested and the participant's estate, heirs or beneficiaries may exercise the Option within six months following the participant's date of death. In the event the participant is disabled, the Option will become immediately and fully vested and may be exercised by the participant's guardian or personal representative within six months following the date that the participant is found to be disabled. In no event may an Option be exercised after it expires by its own terms.

  Amendments. The Stock Option Plan may be amended by the Board of Directors of the Company, without shareholder approval.

DESCRIPTION OF THE PERFORMANCE SHARES PLAN

  Under the Performance Shares Plan, those members of the Company's senior management team who are designated by the Committee as participants in the plan will be eligible to receive shares of CDI Stock at the expiration of a performance period if certain specified performance goals have been achieved during that period. Awards are made at the beginning of a performance period in the form of performance share units, each of which represents the right to receive a share of CDI Stock at the end of the performance period if the performance goals for that period have been achieved. The Committee will, from time to time, determine the performance goals, length of performance periods and frequency of awards. The Committee has determined that awards will initially be made every two years and the performance periods applicable to each award will initially be three years in length.

  The performance goal applicable to the initial awards is based on the price of CDI Stock and requires that the CDI Stock price outperform the Standard and Poor's 500 Index by two percentage points over the three-year performance period on a compound annual growth rate in order for the recipients to receive any shares under the plan. If actual performance during the performance period exceeds this performance goal by up to an additional two percentage points, the number of shares of CDI Stock issued to the participants will increase proportionally by up to an additional fifty percent.

DESCRIPTION OF THE MANAGEMENT STOCK PURCHASE PLAN (MSPP)

  The MSPP provides designated individuals on the Company's management team with the opportunity to purchase CDI Stock on a pre-tax basis and, in many cases, to receive an additional contribution of CDI Stock from the Company. Certain senior members of the Company's management team who are designated by the Committee will be required to participate in the MSPP. They, and other members of the Company's management team designated by the Committee, will also be eligible to participate on a voluntary basis.

  Participants will use a portion of their annual bonus awards to purchase "MSPP Units". Participants who are required to participate in the MSPP Plan will automatically have 25% (or some other percentage determined by the Committee) of their annual bonus award withheld on a pre-tax basis to purchase MSPP Units. Participants who participate in the MSPP Plan voluntarily may have up to 25% (or some other percentage determined by the Committee) of their annual bonus award withheld on a pre-tax basis to purchase MSPP Units.

  The number of MSPP Units credited to a participant's MSPP account will be determined by dividing the amount of annual bonus used to purchase MSPP Units by the fair market value of a share of CDI Stock on the date the participant's MSPP account is credited with the MSPP Units. The Company will also make a matching contribution of one MSPP Unit for every three MSPP Units purchased by the participant on a voluntary basis.

  Each MSPP Unit credited to the participant's MSPP account will represent the participant's right to receive one share of CDI Stock upon the satisfaction of the vesting period applicable to the MSPP Unit. All MSPP Units purchased by a participant during a particular year will be subject to a vesting period ranging from three to ten years, as chosen by the participant. When the vesting period elapses, a certificate for the number of shares of CDI Stock equal to the number of MSPP Units which were subject to the elapsed vesting period will be delivered to the participant.

NEW PLAN BENEFITS

  Set forth below is information regarding Option grants approved or presently under consideration by the Committee under the Stock Option Plan:

                                                            NUMBER OF
                                                             OPTIONS
NAME AND POSITION                             DOLLAR VALUE*  GRANTED
-----------------                             ------------- ---------
Mitch Wienick, Chief Executive Officer         $        0          0
Robert J. Mannarino, Chief Operating Officer            0          0
John D. Sanford, Chief Financial Officer                0          0
All current executive officers as a group          38,000      1,324
All current non-executive directors                     0          0
All nominees for director as a group                    0          0
Non-Executive Officer Employee Group            4,587,335    165,631

--------
* Dollar values are based on a Black-Scholes pricing methodology.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES

  The Company has been advised by its counsel that under present federal income tax laws, the federal income tax consequences of the grant and exercise of Options under the Stock Option Plan are as follows:

  The grant of nonqualified stock options is neither a taxable event to a participant nor deductible by the Company. When a participant exercises a non-qualified stock option under the Stock Option Plan, the participant will be required to include in the participant's gross income for the taxable year of exercise an amount equal to the difference between the fair market value of CDI Stock on the date of exercise and the exercise price of the option. The amounts included in the participant's gross income as a result of the exercise of an Option will be ordinary income, and will be subject to ordinary income tax rates ranging from 15% to 39.6%. An amount equal to the income required to be included in the participant's income, as a result of the exercise of the option, will be deductible by the Company when properly accrued under the Company's accounting method.

  If the participant chooses to use CDI Stock already owned by the participant to pay the exercise price of an Option, the participant will be treated as having exchanged tax-free the number of shares of CDI Stock surrendered for an equal number of shares of CDI Stock acquired upon the exercise of the Option. The tax cost basis of the surrendered shares of CDI Stock will become the tax cost basis of an equivalent number of shares of CDI Stock received upon the exercise of the Option. The participant will be required to recognize as ordinary income, during the taxable year in which the participant exercises the Option, an amount equal to the fair market value of the number of shares of CDI Stock acquired (as a result of the exercise of the Option) in excess of the number of shares of CDI Stock surrendered.

THE BOARD OF DIRECTORS HAS APPROVED PROPOSAL TWO FOR THE REASONS DESCRIBED ABOVE AND RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL.

  The persons named in the enclosed Proxy (Joseph R. Seiders and Craig H. Lewis) have advised the Company that they intend to vote FOR approval of Proposal Two unless a contrary choice is specified.

                             INDEPENDENT AUDITORS

  The Company's independent auditors have been KPMG Peat Marwick LLP and it is expected that they will continue in that capacity for the current year. A representative of KPMG Peat Marwick LLP will be present at the meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may come before the meeting. However, if any such matter should properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote such proxy in accordance with their best judgment on such matter.

                             SHAREHOLDER PROPOSALS

  Shareholders of the Company are entitled to submit proposals for inclusion in the Company's 1999 Proxy Statement, to be considered for action at the 1999 Annual Meeting of Shareholders. Proposals so submitted must be received by the Company at its principal executive offices no later than December 3, 1998 and must comply in all other respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

                                             By Order of the Board of Directors

                                                   /s/ Joseph R. Seiders

                                                   JOSEPH R. SEIDERS, Secretary

Dated: April 2, 1998
Philadelphia, Pennsylvania

--------------------------------------------------------------------------------
PROXY
                                   CDI CORP.
                          1717 ARCH STREET, 35TH FLOOR
                          PHILADELPHIA, PA  19103-2768

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Joseph R. Seiders and Craig H. Lewis, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the undersigned on March 10, 1998, at CDI Corp.'s annual meeting of shareholders to be held on May 5, 1998, or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Proxy Statement dated April 2, 1998 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of CDI Corp. gives notice of such revocation.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL NINE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO, APPROVING THE CDI CORP. 1998 NON-QUALIFIED STOCK OPTION PLAN WHICH IS DESCRIBED IN THE PROXY STATEMENT. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.


                                  (Continued and to be signed on the other side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE



                                [CDI CORP. LOGO]

--------------------------------------------------------------------------------

                                                           [ X ]  Please mark
                                                                  your votes as
                                                                  indicated in
                                                                  this example


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PROPOSAL 1  -  ELECTION OF DIRECTORS
 The nominees are:
  Walter E. Blankley
  John M. Coleman
  Walter R. Garrison                    WITHHOLD
  Kay Hahn Harrell          FOR          FOR ALL
  Lawrence C. Karlson       [ ]            [ ]
  Allen M. Levantin
  Alan B. Miller
  Mitch Wienick
  Barton J. Winokur


WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

_____________________________________________________

 PROPOSAL 2  -  Approve the CDI Corp. 1998 Non-Qualified Stock Option Plan, as
                described in the Proxy Statement.


                           FOR    AGAINST   ABSTAIN
                           [ ]      [ ]       [ ]


 3. In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.




Signature _________________  Signature_________________  Dated________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

                             FOLD AND DETACH HERE



                                      CDI
                                     CORP.
                                    [LOGO]

       YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.